Exhibit 99.1

Euronet Worldwide Reports Full Year and Fourth Quarter 2009 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--February 16, 2010--Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced its full year and fourth quarter 2009 financial results.

Euronet's consolidated full year 2009 financial highlights included:

  Revenues of $1,032.7 million, compared to $1,045.7 million for 2008.
  Operating income of $72.3 million, compared to an operating loss of $149.0 million for 2008.
  Adjusted operating income(1) of $77.8 million, compared to $74.1 million for 2008.
  Adjusted EBITDA(2) of $141.6 million, compared to $139.0 million for 2008.
  Net income of $30.4 million, or $0.59 diluted earnings per share, compared to net loss of $193.5 million, or $3.93 diluted earnings per share for 2008.
  Adjusted cash earnings per share(3) of $1.31, compared to $1.27 for 2008.
  Transactions of 1,497.7 million, compared to 1,402.0 million for 2008.

Euronet's consolidated fourth quarter 2009 financial highlights included:

  Revenues of $285.6 million, compared to $255.7 million for the fourth quarter 2008.
  Operating income of $22.5 million, compared to an operating loss of $198.3 million for the fourth quarter 2008.
  Adjusted operating income of $22.5 million, compared to $21.8 million for the fourth quarter 2008.
  Adjusted EBITDA of $39.6 million, compared to $35.9 million for the fourth quarter 2008.
  Net income of $8.2 million, or $0.16 diluted earnings per share, compared to net loss of $192.7 million, or $3.85 diluted earnings per share, for the fourth quarter 2008.
  Adjusted cash earnings per share of $0.37, compared to $0.34 for the fourth quarter 2008.
  Transactions of 395.8 million, compared to 377.7 million for the fourth quarter 2008.

See reconciliation of non-GAAP items in the attached supplemental data.

“Overall, I’m very pleased with the Company’s performance in 2009, while facing a challenging global economy,” said Mike Brown, Euronet Worldwide Chairman and Chief Executive Officer. “On a constant dollar basis, revenue and adjusted operating income increased by 7% and 18%, respectively, over 2008, mainly due to strong performances in the Company’s EFT and Prepaid Segments and the ability to leverage our cost structure. These results are a testament to the benefits of Euronet’s global product and geographic diversification.”

The comparison of the Company’s results for the fourth quarter and full year 2009 to fourth quarter and full year 2008 were impacted by certain significant, unusual or non-recurring factors. These factors were: i) fluctuations in foreign currency values against the U.S. dollar, ii) a goodwill and intangible impairment charge (the “impairment charge”), iii) certain contract termination fees, and iv) charges incurred in connection with the Company’s efforts to acquire MoneyGram International, Inc. (“MoneyGram”). Following is a discussion of each of these factors.

Fluctuations in foreign currency valuations – Euronet generates approximately 75% of its revenues from non-U.S. operations; therefore, the Company’s reported results were impacted by significant changes in the value of foreign currencies relative to the U.S. dollar. Because of the timing of fluctuations in foreign currency exchange rates relative to the U.S. dollar during 2008 and 2009, the Company’s full year 2009 results were unfavorably impacted when compared to 2008, and the Company’s fourth quarter 2009 results were favorably impacted when compared to the fourth quarter 2008.

For the full year, applying average foreign currency exchange rates from 2008 to 2009 consolidated results, revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $89.8 million, $9.4 million and $14.4 million, respectively, resulting in year-over-year improvements of approximately 7%, 18% and 12%, respectively.

For the fourth quarter, applying average foreign currency exchange rates from the fourth quarter 2008 to fourth quarter 2009 consolidated results, revenues, adjusted operating income and adjusted EBITDA would have been lower by approximately $27.7 million, $3.2 million and $4.2 million, respectively, resulting in year-over-year improvement in revenues of approximately 1%, and declines in adjusted operating income and adjusted EBITDA of 11% and 1%, respectively.

Impairment charge – The above results for the full year and fourth quarter 2008 include a non-cash estimated impairment charge of $220.1 million. Of this charge, $169.4 million related to the Company’s 2007 acquisition of RIA and $50.7 million related to the 2004 and 2005 acquisitions of two Spanish prepaid processors. The Company finalized its 2008 valuation analysis during the first quarter 2009 and recorded an additional impairment charge of $9.9 million related to the RIA acquisition, resulting in a total consolidated impairment charge of $230.0 million.

Contract termination fees – Full year 2009 revenues and operating income include contract termination fees totaling $4.4 million related to the early termination of two contracts in the EFT Processing Segment.

Efforts to acquire MoneyGram – The full year 2008 results include $21.8 million in charges in connection with the Company’s efforts to acquire MoneyGram comprising $18.8 million in non-operating unrealized losses associated with investments in MoneyGram and $3.0 million in attempted acquisition-related operating costs. The full year 2009 results include a gain of $1.8 million associated with the sale of the Company’s investment in MoneyGram.

Segment and Other Results

The EFT Processing Segment reported the following results for 2009:

  Revenues of $197.7 million, compared to $205.3 million for 2008.
  Operating income of $48.3 million, compared to $38.3 million for 2008.
  Adjusted operating income of $43.9 million, compared to $38.3 million for 2008.
  Adjusted EBITDA of $62.5 million, compared to $57.6 million for 2008.
  Transactions of 703.0 million, compared to 672.2 million for 2008.

The EFT Processing Segment reported the following results for the fourth quarter 2009:

  Revenues of $55.0 million, compared to $50.3 million for the fourth quarter 2008.
  Operating income of $14.3 million, compared to $10.9 million for the fourth quarter 2008.
  Adjusted EBITDA of $19.4 million, compared to $15.3 million for the fourth quarter 2008.
  Transactions of 187.0 million, compared to 177.5 million for the fourth quarter 2008.

The Segment’s full year 2009 operating income included $4.4 million of contract termination fees; the exclusion of this item results in the adjusted operating income presented above.

Fluctuations in foreign currency exchange rates significantly impacted the Segment’s results. For the full year, applying average foreign currency exchange rates from 2008 to 2009 results, revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $29.5 million, $5.4 million and $8.5 million, respectively, resulting in year-over-year improvements of approximately 11%, 29% and 23%, respectively.

For the fourth quarter, applying average foreign currency exchange rates from the fourth quarter 2008 to fourth quarter 2009 results, revenues, operating income and adjusted EBITDA would have been lower by approximately $2.8 million, $0.9 million and $1.1 million, respectively, resulting in year-over-year improvement in revenues, adjusted operating income and adjusted EBITDA of 4%, 23% and 20%, respectively.

The Segment’s profit growth is remarkable in light of certain contract terminations announced in February 2009 and the stress experienced by financial institutions across the globe. The profit expansion was primarily driven by transaction fee increases in Germany, reduced operating losses from the Company’s cross-border product, increases in the number of owned ATMs in Poland and increased transaction levels on Cashnet – Euronet’s shared ATM network in India.

The EFT Processing Segment ended 2009 with 9,720 operated ATMs compared to 10,128 ATMs at the end of 2008 and 9,473 ATMs at the end of third quarter 2009. The year-over-year comparison was impacted by the customer contract terminations announced a year ago, partially offset by expansions throughout the year in owned and outsourced ATMs in several markets. As of December 31, 2009, Euronet operates ATMs primarily in Hungary, Poland, Germany, Croatia, the Czech Republic, Greece, Romania, Slovakia, Serbia, Montenegro, Ukraine, Bulgaria, India and China.

Also during the fourth quarter 2009, the Company sold the assets of Euronet Essentis Limited (“Essentis”) for a small gain. The results of Essentis are reported as discontinued operations for all periods presented.

The Prepaid Processing Segment reported the following results for 2009:

  Revenues of $602.0 million, compared to $609.1 million for 2008.
  Operating income of $49.3 million, compared to an operating loss of $4.8 million for 2008.
  Adjusted operating income of $49.3 million, compared to $45.9 million for 2008.
  Adjusted EBITDA of $64.5 million, compared to $62.5 million for 2008.
  Transactions of 777.1 million, compared to 713.1 million for 2008.

The Prepaid Processing Segment reported the following results for the fourth quarter 2009:

  Revenues of $168.7 million, compared to $145.4 million for the fourth quarter 2008.
  Operating income of $12.8 million, compared to an operating loss of $39.1 million for the fourth quarter 2008.
  Adjusted operating income of $12.8 million, compared to $11.6 million for the fourth quarter 2008.
  Adjusted EBITDA of $16.9 million, compared to $15.5 million for the fourth quarter 2008.
  Transactions of 204.2 million, compared to 195.9 million for the fourth quarter 2008.

The Segment’s operating income for the full year and fourth quarter 2008 included an impairment charge of $50.7 million related to the Company’s 2004 and 2005 acquisitions of two Spanish prepaid operators; the exclusion of this item results in the adjusted operating income presented above.

Fluctuations in foreign currency exchange rates significantly impacted the Segment’s results. For the full year, applying average foreign currency exchange rates from 2008 to 2009 results, revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $53.6 million, $4.1 million and $5.2 million, respectively, resulting in year-over-year improvements of approximately 8%, 16% and 12%, respectively.

For the fourth quarter, applying average foreign currency exchange rates from the fourth quarter 2008 to fourth quarter 2009 results, revenues, adjusted operating income and adjusted EBITDA would have been lower by approximately $21.4 million, $2.1 million and $2.4 million, respectively, resulting in year-over-year improvement in revenues of approximately 1%, and declines in adjusted operating income and adjusted EBITDA of 8% and 6%, respectively.

Increases in revenue were limited by mobile operator rate decreases in certain markets, most of which were passed through to retailers. The increased profitability for the full year 2009 compared to 2008 is due to transaction growth, additional non-mobile related products and success in increasing market share in certain key markets.

After considering the effects of changes in foreign currency exchange rates, the decline in profits for the fourth quarter 2009 compared to the fourth quarter 2008 was due primarily to the resolution of certain aged reconciliation issues in one of the operating units. This decline was partially offset by improvement in profits in certain key markets, reduced losses in Italy as the Company expands its distribution network and increased distribution of non-mobile products.

As of December 31, 2009, the Prepaid Processing Segment processes electronic point-of-sale (“POS”) prepaid transactions at approximately 498,000 POS terminals across 237,000 retailer locations in Europe, Asia Pacific and the U.S, compared to approximately 430,000 POS terminals across 223,000 retailer locations as of December 31, 2008.

The Money Transfer Segment reported the following results for 2009:

  Revenues of $233.0 million, compared to $231.3 million for 2008.
  Operating loss of $0.3 million, compared to an operating loss of $157.1 million for 2008.
  Adjusted operating income of $9.6 million, compared to $12.3 million for 2008.
  Adjusted EBITDA of $30.3 million, compared to $31.7 million for 2008.
  Transfer transactions of 17.6 million, compared to 16.7 million for 2008.

The Money Transfer Segment reported the following results for the fourth quarter 2009:

  Revenues of $61.9 million, compared to $60.0 million for the fourth quarter 2008.
  Operating income of $2.3 million, compared to an operating loss of $164.8 million for the fourth quarter 2008.
  Adjusted operating income of $2.3 million, compared to $4.6 million for the fourth quarter 2008.
  Adjusted EBITDA of $7.8 million, compared to $9.3 million for the fourth quarter 2008.
  Transfer transactions of 4.6 million, compared to 4.3 million for the fourth quarter 2008.

The Segment’s operating income for the full year and fourth quarter 2008 include an impairment charge of $169.4 million related to the Company’s 2007 acquisition of RIA. The full year 2009 includes an additional $9.9 million impairment charge related to the finalization of the Company’s 2008 impairment test in the first quarter 2009; the exclusion of these items results in the adjusted operating income presented above.

Fluctuations in foreign currency exchange rates significantly impacted the Segment’s results. For the full year, applying average foreign currency exchange rates from 2008 to 2009 results, revenues, adjusted operating income and adjusted EBITDA would have been higher by approximately $6.7 million, $0.2 million and $0.8 million, respectively, resulting in year-over-year improvement in revenues of approximately 4%, and declines in adjusted operating income and adjusted EBITDA of 20% and 2%, respectively.

For the fourth quarter, applying average foreign currency exchange rates from the fourth quarter 2008 to fourth quarter 2009 results, revenues, adjusted operating income and adjusted EBITDA would have been lower by approximately $3.5 million, $0.4 million and $0.7 million, respectively, resulting in year-over-year declines of approximately 3%, 59% and 24%, respectively.

Transfers to Mexico from the U.S. declined 24% for the fourth quarter 2009 compared to the fourth quarter 2008, and declined 20% for 2009 compared to 2008, due to ongoing weakness in U.S. employment. After adjusting for changes in foreign currency exchange rates, reductions in profits were due to the declining transfers to Mexico, expansion efforts and store depreciation in European markets and a significant benefit in the fourth quarter 2008 from favorable management of foreign exchange spreads.

As of December 31, 2009, the Money Transfer Segment operates a network of approximately 82,200 locations, compared to 75,800 as of December 31, 2008, serving more than 100 countries.

Corporate and other had $25.0 million of operating expenses for 2009, compared to $25.4 million for 2008. Operating expense for 2008 includes $3.0 million in professional fees associated with the abandoned acquisition efforts related to MoneyGram. Fourth quarter 2009 operating expenses were $6.9 million compared to $5.3 million for 2008. The full year and quarterly increase is primarily attributable to increased professional fees, incentive accruals and a fourth quarter 2008 reversal of performance-based stock compensation.

Balance Sheet and Financial Position

The Company’s unrestricted cash on hand was $183.5 million as of December 31, 2009 compared to $181.3 million as of December 31, 2008. Euronet’s total indebtedness was $327.9 million as of December 31, 2009, compared to $374.0 million as of December 31, 2008. The 2009 decrease in debt was largely the result of the Company’s repurchase of its 1.625% convertible bonds, offset somewhat by the Company’s use at year end of its revolving credit facility to fund seasonal working capital requirements.

Guidance

The Company expects adjusted cash earnings per share for the first quarter 2010 to be approximately $0.32. Expectations for the first quarter 2010 reflect a seasonal reduction in transactions following the higher transaction levels during the fourth quarter holiday season. Absent unusual circumstances, such as acquisitions, or significant fluctuations in foreign currency exchange rates, we estimate that each of the Company's three business segments' overall revenue will be approximately 5% to 10% lower during the first quarter of each year compared to the fourth quarter of the previous year.

Non-GAAP Measures

We believe that adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations. These calculations are used to more fully describe the results of the business and are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational and non-recurring. Management believes the exclusion of these items provides a more complete and comparable basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Adjusted operating income is defined as operating income excluding goodwill and intangible impairment charges and other non-operating or non-recurring items. Although these items are considered operating income or expenses under generally accepted accounting principles, these unusual and non-recurring items have been excluded to enable a more complete understanding of the Company’s core operating performance.

(2) Adjusted EBITDA is defined as operating income excluding depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items. Although these items are considered operating costs under U.S. GAAP, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, expense recorded for share-based compensation does not represent a current or future period cash cost.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on Wednesday, February 17, 2010, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 888-791-4316 (USA) or +1-913-312-0406 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com or http://ir.euronetworldwide.com. Participants should go to the Web site at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com or http://ir.euronetworldwide.com. To dial in for the replay, the call-in number is 888-203-1112 (USA) or +1-719-457-0820 (non-USA). The replay passcode is 4946895. The call and webcast replay will be available for one month.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers which include comprehensive ATM, POS and card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 46 countries.

Euronet’s global payment network is extensive — including 9,720 ATMs, approximately 53,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 30 countries; card software solutions; a prepaid processing network of approximately 498,000 POS terminals across approximately 237,000 retailer locations in 23 countries; and a consumer-to-consumer money transfer network of approximately 82,200 locations serving more than 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 39 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company’s Web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign currency exchange fluctuations; the Company’s ability to renew existing contracts at profitable rates; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC’s Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its Web site.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
EFT Processing	$ 197.7	$ 205.3	$ 55.0	$ 50.3
Prepaid Processing	602.0	609.1	168.7	145.4
Money Transfer	233.0	231.3	61.9	60.0
Total revenues	1,032.7	1,045.7	285.6	255.7

Operating expenses:
Direct operating costs	678.4	703.8	186.3	166.5
Salaries and benefits	129.5	129.0	35.1	32.4
Selling, general and administrative	86.7	85.4	26.6	21.8
Impairment of goodwill and long lived assets	9.9	220.1	-	220.1
Depreciation and amortization	55.9	56.4	15.1	13.2
Total operating expenses	960.4	1,194.7	263.1	454.0
Operating income (loss)	72.3	(149.0)	22.5	(198.3)

Other income (expense):
Interest income	3.3	10.6	0.8	2.1
Interest expense	(25.7)	(36.3)	(6.0)	(8.1)
Income from unconsolidated affiliates	1.9	1.3	0.4	0.4
Gain (loss) on early retirement of debt	(0.3)	1.4	-	0.7
Foreign exchange gain (loss), net	3.9	(9.8)	(2.9)	(3.2)
Gain on sale of (impairment loss on) investment securities	1.8	(18.8)	-	-
Total other income (expense), net	(15.1)	(51.6)	(7.7)	(8.1)
Income (loss) from continuing operations before income taxes	57.2	(200.6)	14.8	(206.4)

Income tax (expense) benefit	(25.8)	7.2	(6.0)	10.3

Income (loss) from continuing operations	31.4	(193.4)	8.8	(196.1)

Discontinued operations, net	0.5	(1.0)	(0.1)	0.6

Net income (loss)	31.9	(194.4)	8.7	(195.5)
Net (income) loss attributable to noncontrolling interests	(1.5)	0.9	(0.5)	2.8
Net income (loss) attributable to Euronet Worldwide, Inc.	$ 30.4	$ (193.5)	$ 8.2	$ (192.7)

Earnings (loss) per share - diluted:
Continuing operations	$ 0.58	$ (3.91)	$ 0.16	$ (3.86)
Discontinued operations	0.01	(0.02)	-	0.01
Earnings (loss) per share	$ 0.59	$ (3.93)	$ 0.16	$ (3.85)

Diluted weighted average shares outstanding	51,482,723	49,180,908	52,100,213	49,996,399

EURONET WORLDWIDE, INC.
Consolidated Condensed Balance Sheets
(unaudited - in millions)

	As of	As of
	December 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$ 183.5	$ 181.3
Restricted cash	73.1	131.0
Inventory - PINs and other	87.7	61.3
Trade accounts receivable, net	282.9	261.1
Other current assets, net	31.4	41.9

Total current assets	658.6	676.6

Property and equipment, net	96.6	89.5
Goodwill and acquired intangible assets, net	617.6	613.6
Other assets, net	39.9	29.6

Total assets	$ 1,412.7	$ 1,409.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$ 486.0	$ 506.9
Short-term debt obligations	5.6	73.2

Total current liabilities	491.6	580.1

Debt obligations, net of current portion	320.3	294.4
Capital lease obligations, net of current portion	2.0	6.4
Deferred income taxes	23.9	24.7
Other long-term liabilities	8.4	7.8

Total liabilities	846.2	913.4

Total equity	566.5	495.9

Total liabilities and equity	$ 1,412.7	$ 1,409.3

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA and Adjusted Operating Income by Segment
(unaudited - in millions)

	Twelve months ended December 31, 2009

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income (loss)	$ 48.3	$ 49.3	$ (0.3)	$ 72.3

Deduct: Contract termination fees	(4.4)	-	-	(4.4)
Add: Impairment charges	-	-	9.9	9.9

Adjusted operating income	43.9	49.3	9.6	77.8

Add: Depreciation and amortization	18.6	15.2	20.7	55.9
Add: Share-based compensation	-	-	-	7.9

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$ 62.5	$ 64.5	$ 30.3	$ 141.6

	Twelve months ended December 31, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income (loss)	$ 38.3	$ (4.8)	$ (157.1)	$ (149.0)

Add: Impairment charges	-	50.7	169.4	220.1
Add: MoneyGram charges	-	-	-	3.0

Adjusted operating income	38.3	45.9	12.3	74.1

Add: Depreciation and amortization	19.3	16.5	19.4	56.4
Add: Share-based compensation	-	0.1	-	8.5

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$ 57.6	$ 62.5	$ 31.7	$ 139.0

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA and Adjusted Operating Income by Segment
(unaudited - in millions)

	Three months ended December 31, 2009

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$ 14.3	$ 12.8	$ 2.3	$ 22.5

Add: Depreciation and amortization	5.1	4.1	5.5	15.1
Add: Share-based compensation				2.0

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$ 19.4	$ 16.9	$ 7.8	$ 39.6

	Three months ended December 31, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income (loss)	$ 10.9	$ (39.1)	$ (164.8)	$ (198.3)

Add: Impairment charges	-	50.7	169.4	220.1

Adjusted operating income	10.9	11.6	4.6	21.8

Add: Depreciation and amortization	4.4	3.8	4.7	13.2
Add: Share-based compensation	-	0.1	-	0.9

Earnings before interest, taxes, depreciation,
amortization and share-based
compensation (Adjusted EBITDA)	$ 15.3	$ 15.5	$ 9.3	$ 35.9

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended				Three Months Ended
	December 31,				December 31,
	2009		2008		2009		2008

Net income (loss) attributable to Euronet Worldwide, Inc.	$ 30.4		$ (193.5)		$ 8.2		$ (192.7)
1.625% convertible debt interest, net of tax	3.7	(1)	5.4	(1)	0.6	(1)	0.9	(1)

Income applicable for common shareholders	34.1		(188.1)		8.8		(191.8)

Discontinued operations, net of tax	(0.3)		1.0		0.3		(0.6)
Gain on sale of Essentis	(0.2)		-		(0.2)		-
Foreign exchange loss (gain), net of tax	(3.8)		(3.1)		2.8		(2.7)
Intangible asset amortization, net of tax	18.6		15.9		4.7		3.5
Share-based compensation, net of tax	7.2		5.6		1.7		0.3
Non-cash 3.5% convertible debt accretion interest, net of tax	6.4		3.5		1.7		1.0
Goodwill and intangible asset impairment, net of minority interest and tax	9.9		215.8		-		215.8
Loss (gain) on early debt retirement, net of tax	0.3		(0.9)		-		(0.4)
Gain on sale of investment securities and related adjustments	(2.3)		-		-		-
Impairment loss on investment securities	-		18.8		-		-
Costs associated with termination of an acquisition, net of tax	-		1.8		-		-
Federal excise tax refund, net of tax	-		(0.3)		-		-
Non-cash GAAP tax expense	1.0		(0.3)		0.3		(7.1)

Adjusted cash earnings	$ 70.9	(2)	$ 69.7	(2)	$ 20.1	(2)	$ 18.0	(2)

Adjusted cash earnings per share - diluted (2)	$ 1.31		$ 1.27		$ 0.37		$ 0.34

Diluted weighted average shares outstanding	51,482,723		49,180,908		52,100,213		49,996,399

Effect of assumed conversion of convertible debentures (1)	1,487,662		3,707,074		1,091,527		2,428,701
Effect of shares issuable in connection with acquisition obligations	-		858,752		-		96,917
Effect of unrecognized share-based compensation on diluted shares outstanding	1,026,239		1,286,820		787,332		1,022,952
Adjusted diluted weighted average shares outstanding	53,996,624		55,033,554		53,979,072		53,544,969

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the 1.625% convertible debentures was not dilutive to the Company's GAAP earnings per share for the periods presented, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share copmuted in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
Shruthi Fielder, +36-209671454 or +1-913-327-4200